Dated:  June 29, 2009

AMENDED SCHEDULE A TO THE
SUB-ADMINISTRATION AGREEMENT
BETWEEN
TD ASSET MANAGEMENT USA INC.
AND
CITI FUND SERVICES OHIO, INC.

Name of Funds/Portfolios

TD ASSET MANAGEMENT USA FUNDS INC.

TDAM Money Market Portfolio
TDAM U.S. Government Portfolio
TDAM Municipal Portfolio
TDAM California Municipal Money Market Portfolio
TDAM New York Municipal Money Market Portfolio
TDAM Short-Term Investment Fund
TDAM Short-Term Bond Fund
TDAM Institutional Money Market Fund
TDAM Institutional U.S. Government Fund
TDAM Institutional Treasury Obligations Money Market Fund
TDAM Global Sustainability Fund
TDAM Institutional Municipal Money Market Fund

TD ASSET MANAGEMENT USA INC.

By: /s/ Mark Bell

CITI FUND SERVICES OHIO, INC.

By: /s/ Fred Nadaff